UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2016

MATSON, INC.

(Exact Name of Registrant as Specified in its Charter)

HAWAII (State or Other Jurisdiction of Incorporation)	001-34187 (Commission File Number)	99-0032630 (I.R.S. Employer Identification No.)

1411 Sand Island Parkway Honolulu, Hawaii (Address of Principal Executive Offices)	96819 (Zip Code)

Registrant’s telephone number including area code: (808) 848-1211

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry Into a Material Definitive Agreement.

Third Amended and Restated Note Purchase and Private Shelf Agreement

On September 14, 2016, Matson, Inc. (“Matson” or the “Company”) entered into an amended and restated private placement note purchase agreement (the “2016 Note Purchase Agreement”) with The Prudential Insurance Company of America and certain other purchasers pursuant to which Matson issued $200 million in 15-year final maturity senior unsecured notes (the “Series D Notes”).  The Series D Notes have a weighted average life of approximately 8.5 years and bear interest at a rate of 3.14 percent, payable semi-annually.  Proceeds of the Series D Notes are expected to be used to pay down the Company’s revolving credit facility and for general corporate purposes.

The Series D Notes will begin to amortize in March 2019, with semi-annual principal payments of $6.0 million in 2019. During the years 2020 to 2023, the semi-annual principal payments will be $9.2 million. Starting in March 2024, and in each year thereafter through maturity in September 2031, the semi-annual principal payments will be $7.15 million.

The 2016 Note Purchase Agreement amends and restates Matson’s Second Amended and Restated Note Agreement dated as of June 4, 2012, as amended prior to the date hereof, under which, in addition to the Series D Notes, an aggregate principal amount of approximately $184.3 million in Matson’s existing Series B and C senior unsecured notes is outstanding as of the date hereof.  The 2016 Note Purchase Agreement also includes an uncommitted shelf facility pursuant to which Matson may, subject to the conditions and limitations specified in the 2016 Note Purchase Agreement, issue additional notes.

Matson’s obligations under the existing senior notes and the Series D Notes are guaranteed by Matson’s principal operating subsidiary Matson Navigation Company, Inc., and by certain other subsidiaries.

Principal covenants contained in the 2016 Note Purchase Agreement include, but are not limited to, the requirements that Matson:

a)             Not permit the ratio of debt to consolidated EBITDA to exceed 3.25 to 1.00 for each fiscal four quarter period, except under certain pre-defined circumstances;

b)             Not permit the ratio of consolidated EBITDA to interest expense as of the end of any fiscal four quarter period to be less than 3.50 to 1.00; and

c)              Not permit the aggregate principal amount of Priority Debt (as defined in the 2016 Note Purchase Agreement) at any time to exceed 20% (subject to reduction to 17.5% upon the earlier of December 31, 2017 and upon the occurrence of certain events) of Consolidated Tangible Assets (as defined in the  2016 Note Purchase Agreement); and not permit the aggregate principal amount of Priority Debt that is not Title XI Priority Debt (as defined in the 2016 Note Purchase Agreement) at any time to exceed 10% of Consolidated Tangible Assets, as defined in the 2016 Note Purchase Agreement.

The 2016 Note Purchase Agreement generally will restrict the incurrence of liens except for permitted liens, which include, without limitation, liens securing Title XI Debt (as defined in the 2016 Note Purchase Agreement) up to certain thresholds.  Additionally, prepayment of amounts borrowed under the 2016 Note Purchase Agreement may be made in whole or in part at par plus a yield maintenance premium, as defined in the 2016 Note Purchase Agreement.

The foregoing description is qualified in its entirety by the terms and conditions set forth in the 2016 Note Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 herein is hereby incorporated in its entirety into Item 2.03 by reference.

Item 7.01.                                        Regulation FD Disclosure.

A copy of the Company’s news release dated September 14, 2016, is attached to this report as Exhibit 99.1.

Item 9.01.                                        Financial Statements And Exhibits.

(d) Exhibits

Exhibit No.	Exhibit
10.1	Third Amended and Restated Note Purchase and Private Shelf Agreement among Matson, Inc. and the purchasers party thereto, dated as of September 14, 2016.

99.1

News Release dated September 14, 2016.  This Exhibit shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATSON, INC.

/s/ Joel M. Wine
Joel M. Wine
Senior Vice President and Chief Financial Officer

Dated: September 14, 2016